Exhibit 99.2

Pogo Producing Company

Supplemental Information (Unaudited)

	Quarter Ended		Twelve Months
	December 31,		December 31,
Financial Data
(Data in $ thousands, except per share amounts)	2002	2001	2002	2001

Revenues:
Oil and Gas	215,531	128,075	746,988	596,077
Pipeline sales	1	1,388	79	12,037
Gain (loss) on property sales and other	806	(6,754)	4,374	(2,614)

Total	216,338	122,709	751,441	605,500
Operating Expenses:
Lease Operating	38,592	30,695	139,448	118,157
General & Administrative	12,675	10,023	49,490	39,162
Exploration	1,099	5,926	4,783	23,373
Dry hole and impairment	10,325	848	26,999	26,945
Depreciation, depletion and amortization	74,101	60,323	287,809	206,609
Pipeline operating & natural gas purchases	425	1,115	2,739	11,373

Total	137,217	108,930	511,268	425,619

Operating Income	79,121	13,779	240,173	179,881

Interest:
Charges	(13,998)	(14,848)	(57,450)	(56,259)
Income	444	540	1,760	3,226
Capitalized	4,588	9,089	24,033	33,242

Total Interest Expense	(8,966)	(5,219)	(31,657)	(19,791)

Minority Interest in Subsidiary	—	(2,500)	(4,140)	(9,999)

Foreign Currency Transaction Gain (Loss)	(438)	144	435	(524)

Income Before Income Taxes	69,717	6,204	204,811	149,567

Income Tax Expense (Benefit)	31,966	4,778	97,780	61,613

Income Before Change in Accounting Principle	37,751	1,426	107,031	87,954

Net Income	37,751	1,426	107,031	87,954

Earnings Per Common Share
Basic earnings per share	0.62	0.03	1.85	1.72
Diluted earnings per share	0.60	0.03	1.77	1.62

Weighted Average Number of Common Shares and Potential Common Shares Outstanding:
Basic shares	60,966	53,657	57,963	51,031
Diluted shares	64,920	54,293	64,321	60,822
Discretionary Cash Flow:
Net Income	37,751	1,426	107,031	87,954
Foreign currency transaction loss (gain)	1,601	(144)	728	524
Depreciation, depletion and amortization	74,101	60,323	287,809	206,609
Deferred Taxes	10,912	2,029	70,929	50,617
Other	4,573	208	17,589	5,550
Dry Hole and Impairment	10,325	848	26,999	26,945
Exploration	1,099	5,926	4,783	23,373
(Gains) Losses on Property Sales	66	3,487	(3,034)	(1,000)
Capitalized Interest	(4,588)	(9,089)	(24,033)	(33,242)
Undistributed Equity in Minority Owned Subsidiary	—	2,500	4,140	9,999

Total	135,840	67,514	492,941	377,329